CONTACT: John Zettler
Senior Vice President and Chief Financial Officer
715 836-9994 x109
DATE: February 6, 2009

CITIZENS COMMUNITY BANCORP, INC., ANNOUNCES
FISCAL 2009 FIRST-QUARTER RESULTS

Total Assets Increase; Company is Profitable;
Wal-Mart Branches Provide Deposit and Loan Growth

EAU CLAIRE, Wis.--February 6--Citizens Community Bancorp, Inc. (NASDAQ: CZWI), the holding company for Citizens Community Federal, today reported results for its fiscal 2009 first quarter ended December 31, 2008.

For the first quarter, the Company reported net income of $266,000, versus net income of $455,000 for the prior-year first quarter. On a basic and diluted, per-share basis, Citizens Community Bancorp, Inc., reported fiscal 2009 first-quarter earnings of $0.05 per share, compared to earnings of $0.07 per share for the year-earlier first quarter.

The fiscal 2009 first-quarter decrease resulted mainly from two factors. First, the Company increased its 2009 first-quarter provision for loan losses by $102,000 to $267,000, from $165,000 in fiscal 2008 first quarter, due to the current economic environment. The second factor was planned salaries and benefits, occupancy and professional services, and other expenses associated with the Company's continued growth, primarily the openings of Citizens' Wal-Mart Supercenter branches.

Net interest income for the quarter ended December 31, 2008, totaled $3.6 million, up from $2.9 million for the prior-year period. Largely responsible for the gain was a rise in the average balance of interest-earning assets and interest-bearing liabilities. During the period, the net interest spread remained relatively unchanged at 2.64 percent, compared to 2.65 percent for the 2008 first quarter.

Fiscal 2009 first-quarter, non-interest income was $477,000, up from $428,000 for the year-earlier period. The increase was primarily the result of service charges on deposit accounts that were generated from core deposit growth at the Company's Wal-Mart in-store locations.

(more)

Citizens Community Bancorp, Inc.
February 6, 2009

Non-interest expense was $3.3 million for the fiscal 2009 first quarter, compared to $2.4 million for the year-earlier quarter. Sequentially, non-interest expense rose only slightly from $3.2 million in the fiscal 2008 fourth quarter. The 2009 first-quarter, year-over-year increase resulted again mainly from the planned growth costs associated with the Company's Wal-Mart Supercenter branch expansions.

Total assets rose $7.6 million, or 1.6 percent, to $487.6 million at December 31, 2008, from $480.0 million at September 30, 2008. The gain was primarily due to a $13.9 million increase in loans receivable--of which, $7.9 million came from the Company's new Wal-Mart in-store branches. This was partially offset by decreases in cash and cash equivalents to help fund new loan demand.

Deposits grew to $315.7 million at December 31, 2008, from $297.2 million at September 30, 2008. The $18.5 million increase, or 6.2 percent, was the result of growth in both new certificates of deposit, as well as new core deposits. $13.8 million of the gain came from total deposit growth at the Company's Wal-Mart Supercenter branch locations--of that amount, $10.8 million was core deposit growth.

Total equity was $65.3 million at December 31, 2008, versus $68.5 million at September 30, 2008. The decrease was due to the buyback of shares under Citizens' previously announced share repurchase program (since September 2007, the Company has repurchased 1.2 million of its common shares); dividends paid; and, an increase in the unrealized loss of investment securities available for sale of $1.4 million, net of tax, related to the revaluation of the Company's MBS portfolio. The Company does not believe there is any other than temporary impairment of these securities at December 31, 2008.

The Company's non-performing assets were $4.4 million at December 31, 2008, or 0.91 percent of total assets. This was up from $3.3 million, or 0.68 percent of total assets, at September 30, 2008, and $1.7 million, or 0.42 percent, at December 31, 2007. The increases since September 30, 2008, and December 31, 2007, were due to increases in non-performing one- to four-family residential loans, as well as the addition of new non-real estate consumer loans moving into the non-performing category.

The Company anticipates minimal losses associated with its non-performing one- to four-family residential loans as supported by recent appraisals of the properties. While Citizens anticipates some higher loss levels associated with its non-performing consumer loans, loss levels are anticipated to be below comparable peers due to the Company's strong underwriting criteria. The Company believes its allowance for loan loss is adequate to cover these and other anticipated losses on its portfolio.

Net charge-offs for the three months ended December 31, 2008, were $132,000, versus $114,000 at September 30, 2008, and $108,000 at December 31, 2007. The annualized net charge-offs to average loans receivable was 0.14 percent for the three months ended December 31, 2008, compared to 0.13 percent for the comparable 2007 three-month period, and 0.14 percent for the three months ended September 30, 2008. The Company's

(more)

Citizens Community Bancorp, Inc.
February 6, 2009

net charge-offs, while up slightly from year-earlier levels, remain at levels considerably below comparable peer company norms.

Said James Cooley, president and chief executive officer of Citizens Community Bancorp, Inc., "Given current economic conditions and uncertainties, we're pleased with our first-quarter performance. We're a profitable institution that's continuing to deliver asset, loan and deposit growth, and we're expanding our footprint with new Wal-Mart in-store branches. Though our new Wal-Mart locations require up-front investment which impacts our bottom-line performance initially, we believe that these branches will help fuel our long-term growth and enhance income performance."

Business Update

During the fiscal 2009 first quarter, Citizens saw a continuing trend of appraisals for one- to four-family real-estate loans being adversely impacted by the current economic crisis. As a result, there has been significant devaluation of underlying assets, as appraised, associated with new loans being considered for approval. Consequently, these loans, which otherwise met Citizens' underwriting criteria, were not approved. The Company expects this trend to continue during its second quarter.

Related to its continuing expansion, Citizens opened two new Wal-Mart Supercenter in-store branches during the first quarter: the first in Hutchinson, Minn.; and the other in Winona, Minn. These locations mark the 10th and 11th of Citizens' 11 planned 2008 branch openings.

In addition, Citizens announced on October 30, 2008, that it is scheduled to open six additional Wal-Mart in-store branches during 2009 in Wisconsin and Minnesota. The Company will open Citizens Community Federal branches in the following Wal-Mart Supercenter locations: Menomonie, Neenah, Plover, Shawano, and Wisconsin Rapids, Wis.; and Oak Park Heights, Minn.

Said Cooley, "Wal-Mart in-store branches are cost-efficient locations where we are able to provide our customers with improved accessibility and expanded hours--and Citizens with a platform for growth. Since March 3, 2008, we have opened 11 new branch locations, from which we expect long-term deposit, loan and income growth. Today, we are pleased with the performance of our new branch locations--which is encouraging given the challenges facing the banking industry."

As of December 31, 2008, the Company's Wal-Mart in-store locations have delivered:

  Total deposit gains since March 3, 2008, of $31.9 million--of this, $22.1 million was core deposits; and

  Total loan gains since March 3, 2008, of $17.0 million--of this, $6.3 million consisted of real estate loans and $10.7 million of consumer loans.

According to Cooley, nine out of the 11 branches Citizens opened in 2008, opened after July 1, 2008.

(more)

Citizens Community Bancorp, Inc.
February 6, 2009

Concluded Cooley, "We remain committed to achieving the growth plans that we previously discussed. They include expanding in select locations that offer growth potential--in-store locations have provided a solid stream of new checking accounts, deposits and loans. We also will continue to focus on building core deposits, as well as rigorously managing our lending portfolio to minimize risk and maximize income. And finally, we'll leverage our collective experiences and skills to pursue growth targets as appropriate."

About Citizens Community Bancorp, Inc.

Citizens Community Bancorp, Inc., based in Eau Claire, Wisconsin, is the holding company for Citizens Community Federal, a federal savings association operating 20 full-service banking offices in Wisconsin, Minnesota and Michigan. Please visit us online at www.citizenscommunityfederal.net.

(more)

Citizens Community Bancorp, Inc.
February 6, 2009

Except for historical information contained herein, the matters contained in this news release and other information in the Company's SEC filings, may express "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, including statements that are other than statements of historical facts. The risks and uncertainties that may affect the operations, performance, development, growth projections and results of the Company's business include, but are not limited to, the growth of the economy, interest rate movements, timely development by the Company of technology enhancements for its products and operating systems, the impact of the Company to successfully integrate acquired companies, Congressional legislation, changes in regulatory or generally accepted accounting principles and similar matters. Readers are cautioned not to place undue reliance on forward-looking statements that are subject to influence by the named risk factors and unanticipated future events. Actual results, accordingly, may differ materially from management expectations.

Citizens Community does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions which may be made to any forward-looking statements to reflect the occurrence of anticipated and unanticipated events or circumstances after the date of such statements.

(more)

Citizens Community Bancorp, Inc. February 6, 2009 Page 6

CITIZENS COMMUNITY BANCORP, INC.
SELECTED FINANCIAL INFORMATION - UNAUDITED
(in thousands, except per share data)

	December 31, 2008	September 30, 2008
Selected Financial Condition Data
Total Assets	$487,562	$480,036
Cash and Cash equivalents	$15,107	$23,666
Securities available-for-sale (at fair value)	$58,195	$61,776
Loans receivable	$383,633	$369,710
Allowance for Loan Losses	($1,326)	($1,192)
Deposits	$315,711	$297,243
Federal Home Loan Bank Advances	$102,775	$110,245
Total Equity	$65,260	$68,476

	Three Months Ended December 31,
	2008	2007
Selected Operations Data
Total Interest and Dividend Income	$7,391	$6,262
Interest expense	$3,811	$3,344

Net Interest Income	$3,580	$2,918
Provision for loan losses	$267	$165

Net Interest Income After Provision For Loan Loss	$3,313	$2,753
Total Noninterest Income	$477	$428
Total Noninterest Expense	$3,317	$2,434

Income before provision for income tax	$473	$747
Provision for income taxes	$207	$292

Net Income	$266	$455

Per Share Information
Basic Earnings	$0.05	$0.07
Diluted Earnings	$0.05	$0.07
Dividends Paid	$0.05	$0.05

(more)

Citizens Community Bancorp, Inc. February 6, 2009 Page 7
	December 31, 2008	September 30, 2008
	($ in thous)	($ in thous)
Asset Quality as of the period ended
Non-performing loans (NPLs)	$4,415	$3,255
NPLs as a percent of total loans	1.15%	0.88%
Non-performing Assets (NPAs)	$4,440	$3,255
NPAs as a percent of total assets	0.91%	0.68%
Allowance for loan losses	$1,326	$1,192
Allowance for loan losses as a percent of loans	0.35%	0.32%
Allowance for loan losses as a percent of NPLs	30.03%	36.62%
Net charge offs for 3 months ended	$132	$114

Annualized net charge offs to average loans for the 3 months Ended December 31, 2008, and Sept. 30, 2008	0.14%	0.14%

###